Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PROS Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.001 par value per share, reserved for issuance pursuant to the Amended and Restated 2017 Equity Incentive Plan, as amended	Other(1)	2,900,000(2)	$25.685(1)	$74,486,500.00	$0.0001102	$8,208.41
Total Offering Amounts					$74,786,500.00		$8,208.41
Total Fees Previously Paid							—
Total Fee Offsets(3)							—
Net Fee Due							$8,208.41

(1)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee on the basis of $25.685, which represents the average of the high and low price per share of Registrant’s common stock on March 28, 2023 as reported on the New York Stock Exchange.
(2)	Represents shares of common stock of the Registrant. Pursuant to Rule 416(a) of the Securities Act, this the registration statement to which this table is an exhibit shall also cover any additional shares of Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock.
(3)	The Registrant does not have any fee offsets.